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                                                                 Exhibit 4 (aj)

                         PRUCO LIFE INSURANCE COMPANY
                     [2999 NORTH 44/TH/ STREET, SUITE 250
                              PHOENIX, AZ 85014]

       [HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR]
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE: [Issue Date of the Rider]

DESIGNATED LIFE: [John Doe]                DATE OF BIRTH:  [February 21, 1945]

ROLL-UP RATE: [7.0% per year]

ANNUAL INCOME PERCENTAGE:

[Attained Age of                 Annual
Single Designated                Income
Life                           Percentage
-----------------              ----------
Less than 59  1/2                  4%
59  1/2 - 74                       5%
75 - 79                            6%
80 - 84                            7%
85 or more                         8%]

MINIMUM GUARANTEE PAYMENT: [$100]

GUARANTEED BASE VALUE MULTIPLIER:

[Target              Guaranteed
Anniversary          Base Value
Date                 Multiplier
-----------          ----------
10/th/                  200%
20/th/                  400%
25/th/                  600%]

PERIODIC VALUE CUT-OFF DATE: [NOT APPLICABLE]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio.] If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: An annual rate of [1.10%]

WAITING PERIOD: [36 Months] from Effective Date

ELIMINATION PERIOD: [120 Days] from receipt of request for accelerated eligibility for increased guaranteed minimum payments

MULTIPLIER FOR LIA : [2]

LIA LIMITATION: [NOT APPLICABLE]

P-RID-HD7-LIA(2/09)                  1

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       [HIGHEST DAILY LIFETIME 7 PLUS WITH LIFETIME INCOME ACCELERATOR]
                              SCHEDULE SUPPLEMENT

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of [3%] per year in preparing the Annuity Payment Table.

             Single Life Annuity Payment with 10 Payments Certain

Age  Male  Female Unisex
--- ------ ------ ------
45   42.03  39.95  40.37
50   44.98  42.43  42.94
55   48.68  45.60  46.22
60   53.45  49.71  50.46
65   59.66  55.11  56.03
70   67.55  62.27  63.34
75   77.02  71.62  72.72
80   87.48  83.01  83.94
85   97.52  94.84  95.40
90  105.41 104.20 104.46
95  110.53 109.94 110.06

The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                       Translation of Adjusted Age Table

Calendar Year in Which                      Calendar Year in Which
First Payment is Due       Adjusted Age     First Payment is Due       Adjusted Age
----------------------  ------------------- ----------------------  ------------------
  Prior to 2010         Actual Age            2050 through 2059     Actual Age minus 5
  2010 though 2019      Actual Age minus 1    2060 through 2069     Actual Age minus 6
  2020 through 2029     Actual Age minus 2    2070 through 2079     Actual Age minus 7
  2030 through 2039     Actual Age minus 3    2080 through 2089     Actual Age minus 8
  2040 through 2049     Actual Age minus 4    2090 through 2099     Actual Age minus 9]

 P-RID-HD7-LIA(2/09)                  2

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        [HIGHEST DAILY LIFETIME 7 PLUSWITH LIFETIME INCOME ACCELERATOR]
                        SCHEDULE SUPPLEMENT (CONTINUED)

                         TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

   . C\\u\\ the upper target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\us\\ the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\t\\ the target is established on the Effective Date and is not changed for the life of the guarantee.

   . C\\l\\ the lower target is established on the Effective Date and is not changed for the life of the guarantee.

   .   L the target value as of the current Valuation Day.

   .   r the target ratio.

   . a the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

   .   V\\V\\  the total value of all elected Sub-accounts in the Annuity.

   .   V\\F\\  the total value of all elected Fixed Rate Options in the Annuity

   .   B the total value of all Transfer Account allocations.

   . P the Income Basis. Prior to the first Lifetime Withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greater of
       (1)) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) any highest daily Account Value occurring on or after the date of the first Lifetime Withdrawal and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments and adjusted for Lifetime Withdrawals.

   .   T the amount of a transfer into or out of the Transfer Account

   .   T\\M\\  the amount of a monthly transfer out of the Transfer Account

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

      L = 0.05 * P * a

Daily Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

      Target Ratio r = (L - B) / (V\\V\\ + V\\F\\).

      . If on the third consecutive Valuation Day r > C\\u\\ and r (less or =) C\\us\\ or if on any day r > C\\us\\ and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts and Fixed Rate Options, if applicable, are transferred to the Transfer Account in accordance with the Transfer provisions of the Rider.

      . If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts according to most recent allocation instructions.

 P-RID-HD7-LIA(2/09)                  3

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90% Cap Rule: If, on any Valuation Day this Rider remains in effect, a transfer occurs into the Transfer Account which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer account will be suspended, even if the formula would otherwise dictate that transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Benefit Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

   T = Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
   V\\F\\) * C\\t\\] / (1 - C\\t\\)) Money is transferred from the elected Sub-accounts and Fixed Rate Options to the Transfer Account

   T = {Min (B, - [L - B -(V\\V\\ + V\\F\\ )* C\\t\\] / (1 - C\\t\\))} Money is
   transferred from the Transfer Account to the elected Sub-accounts

Monthly Transfer Calculation:

On each monthly anniversary of the Annuity Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

   If, after the Daily Transfer Calculation is performed,

   {Min (B, .05 * (V\\V\\ + V\\F\\ + B))} < (C\\u\\* (V\\V\\ + V\\F\\) - L +
   B)/(1 - C\\u\\), then

   TM = {Min (B, .05 * (Vi + V\\F\\ + B))} Money is transferred from the Transfer Account to the elected Sub-accounts.]


 P-RID-HD7-LIA(2/09)                  4